Exhibit 99.1

Schlumberger Announces Fourth-Quarter and Full-Year 2007 Results

HOUSTON, January 18, 2008 – Schlumberger Limited (NYSE:SLB) today reported 2007 revenue of $23.28 billion versus $19.23 billion in 2006.

Net income, excluding charges and credits, reached $5.16 billion, representing diluted earnings-per-share of $4.18 versus $3.04 in 2006.

Fourth-Quarter Results

Fourth-quarter revenue reached $6.25 billion versus $5.93 billion in the third quarter of 2007, and $5.35 billion in the fourth quarter of 2006.

Net income in the fourth quarter, excluding a $17 million after-tax gain on the sale of certain workover rigs in the quarter, reached $1.37 billion—an increase of 1% sequentially and 21% year-on-year. Diluted earnings-per-share, excluding this gain, were $1.11 versus $1.09 in the previous quarter, and $0.92 in the fourth quarter of 2006.

Oilfield Services revenue of $5.44 billion increased 6% sequentially and 18% year-on-year. Pretax segment operating income of $1.54 billion increased 2% sequentially and 16% year-on-year.

WesternGeco revenue of $798 million increased 1% compared to the prior quarter and increased 11% year-on-year. Pretax segment operating income of $272 million decreased 11% sequentially but increased 4% year-on-year.

Schlumberger Chairman and CEO Andrew Gould commented, “Schlumberger revenues in 2007 grew by 21% driven by strong demand for oilfield services particularly in the Eastern Hemisphere and Latin America. All Technologies showed double-digit improvement, with Drilling & Measurements, Well Testing and Integrated Project Management recording the highest overall growth rates.

In the fourth quarter strong sequential revenue growth contributed significantly to overall performance, but a less favorable Oilfield Services revenue mix, lower pricing in US land operations, and a number of exceptional and seasonal weather effects led to less than satisfactory margins.

In addition, strong WesternGeco Multiclient sales failed to offset lower Marine utilization for the quarter due to several vessels dry docking or seasonally transiting to new contracts with consequent margin decline.

During the second half of 2007, IPM mobilized and started 17 drilling rigs for the Mezosoico and Alianza projects in Mexico. The fourth-quarter results included the expensing of significant startup costs associated with both projects.

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Schlumberger Announces Fourth-Quarter and Full-Year 2007 Results, page 2

However, with the exception of pricing for certain Oilfield Services activities on land in North America, the events in the quarter were largely seasonal or reflected the startup cost of new IPM activities and do not represent a change in the underlying trends.

Shorter-term growth presents a more complex picture than the immediate past. Natural gas drilling in North America is not expected to vary greatly in the absence of any severe weather in the remaining winter months. High utilization of the existing offshore rig fleet and limited new builds entering the market during the year will not only limit growth, but also make activity vulnerable to operating efficiency. However, growth in land activity outside North America will remain strong, while seismic exploration services worldwide will remain in high demand both on land and offshore as the industry gears up for the expanding exploration cycle.

Within this context, technology that assists our customers in mitigating risk in exploration and development projects, increasing recovery factors and improving operational efficiency will remain at a premium.

In the longer term however, current levels of drilling are insufficient to meaningfully slow decline rates, improve reservoir recovery or add sufficient new production capacity. The explosion in exploration licenses awarded in the last three years, the continual expansion of the number of new offshore rigs being ordered for delivery through and beyond the end of the decade, and the industry-wide, as well as our own plans to increase both capex and research and development spend are clear indicators of future growth. It is our view that only a global economic recession that lowers demand can flatten this trend.

In line with this overall positive outlook, I am pleased to announce that the Board of Directors has increased the quarterly dividend for the fourth consecutive year.”

Other Events

•

Schlumberger acquired Eastern Echo Holding plc, a Dubai-based marine seismic company, to boost plans to meet demand for market-leading WesternGeco Q-Marine* seismic technology services. Eastern Echo has a total of six high-performance 3D seismic vessels on order. These high-capacity vessels are ideally suited for the exploration and development markets of the future.

•

Schlumberger acquired an additional 5.5% in Framo Engineering AS to take its holding to a majority of 52.75%. A Norwegian-based company, Framo provides multiphase booster pumps, flow metering equipment and swivel stack systems. Schlumberger will begin consolidating the results of Framo in the first quarter of 2008.

•

As part of the previously announced 40 million-share repurchase program approved by the Board of Directors in the second quarter of 2006, Schlumberger repurchased 5.8 million shares of common stock at an average price of $95.67 for a total of $557 million in the quarter. During 2007, Schlumberger repurchased 16.3 million shares of common stock at an average price of $82.94 for a total of $1.35 billion. As of December 31, 2007, Schlumberger had remaining authorization to repurchase 10.1 million shares of common stock.

•

The Board of Directors of Schlumberger approved a 20% increase in the quarterly dividend. The dividend, which will increase to 21 cents per share of outstanding common stock, is payable on April 4, 2008 to stockholders of record on February 20, 2008.

Schlumberger Announces Fourth-Quarter and Full-Year 2007 Results, page 3

Consolidated Statement of Income

(Stated in thousands except per share amounts)

For Periods Ended December 31	Fourth Quarter		Twelve Months
	2007	2006	2007	2006
Revenue	$6,247,713	$5,349,868	$23,276,542	$19,230,478
Interest and other income (1)(3)	142,810	86,935	431,495	286,716
Expenses
Cost of goods sold and services (3)	4,217,436	3,577,381	15,481,746	13,182,753
Research & engineering (3)	196,520	169,482	728,491	619,316
Marketing	22,960	26,230	81,545	75,704
General & administrative	141,672	132,732	517,248	456,347
Interest	71,519	63,300	274,558	234,916

Income before taxes and minority interest	1,740,416	1,467,678	6,624,449	4,948,158
Taxes on income (3)	357,203	337,064	1,447,933	1,189,568

Income before minority interest	1,383,213	1,130,614	5,176,516	3,758,590
Minority interest (3)	—	2	—	(48,739)

Net Income (3)	$1,383,213	$1,130,616	$5,176,516	$3,709,851

Diluted Earnings Per Share (3)	$1.12	$0.92	$4.20	$3.01

Average shares outstanding	1,194,905	1,178,347	1,187,944	1,181,683
Average shares outstanding assuming dilution	1,239,999	1,238,047	1,238,675	1,242,196

Depreciation & amortization included in expenses (2)	$554,417	$439,000	$1,953,987	$1,561,410

1)	Includes interest income of:

Fourth Quarter 2007 - $48 million (2006 - $27 million)

Twelve Months 2007 - $162 million (2006 - $117 million)

2)	Including Multiclient seismic data costs
3)	See page 6 for details of Charges & Credits

Schlumberger Announces Fourth-Quarter and Full-Year 2007 Results, page 4

Condensed Balance Sheet

(Stated in thousands)

Assets	Dec. 31, 2007	Dec. 31, 2006
Current Assets
Cash and short-term investments	$3,169,033	$2,998,873
Other current assets	7,886,350	6,186,789

	11,055,383	9,185,662
Fixed income investments, held to maturity	440,127	153,000
Fixed assets	8,007,991	5,576,041
Multiclient seismic data	182,282	226,681
Goodwill	5,142,083	4,988,558
Other assets	3,025,506	2,702,196

	$27,853,372	$22,832,138

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$4,550,729	$3,848,017
Estimated liability for taxes on income	1,071,888	1,136,529
Bank loans and current portion of long-term debt	1,318,227	1,321,529
Convertible debentures	353,408	—
Dividend payable	210,599	148,720

	7,504,851	6,454,795
Convertible debentures	415,897	1,424,990
Other long-term debt	3,378,569	3,238,952
Postretirement benefits	840,311	1,036,169
Other liabilities	775,975	257,349

	12,915,603	12,412,255
Minority interest	61,881	—
Stockholders’ Equity	14,875,888	10,419,883

	$27,853,372	$22,832,138

Schlumberger Announces Fourth-Quarter and Full-Year 2007 Results, page 5

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger indebtedness by reflecting cash and investments that could be used to repay debt. Details of the Net Debt follow:

(Stated in millions)
Twelve Months	2007
Net Debt, January 1, 2007	$(2,834)
Net income	5,177
Depreciation and amortization	1,954
Excess of equity income over dividends received	(189)
Charges & credits, net of taxes	(17)
Increase in working capital requirements	(552)
US qualified pension plan contribution	(150)
Capital expenditure (1)	(3,191)
Dividends paid	(771)
Proceeds from employee stock plans	622
Stock repurchase program	(1,355)
Eastern Echo acquisition	(699)
Other business acquisitions	(286)
Conversion of debentures	656
Other	(94)
Translation effect on net debt	(128)

Net Debt, December 31, 2007	$(1,857)

Components of Net Debt	Dec. 31, 2007	Dec. 31, 2006
Cash and short-term investments	$3,169	$2,999
Fixed income investments, held to maturity	440	153
Bank loans and current portion of long-term debt	(1,318)	(1,322)
Convertible debentures	(769)	(1,425)
Other long-term debt	(3,379)	(3,239)

	$(1,857)	$(2,834)

(1)	Including Multiclient seismic data expenditure

Schlumberger Announces Fourth-Quarter and Full-Year 2007 Results, page 6

Charges & Credits

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP) this Fourth-Quarter and Full-Year 2007 Earnings Press Release also includes non-GAAP financial measures (as defined under SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

(Stated in millions except per share amounts)

	Fourth Quarter 2007
	Pretax	Tax	Min Int	Net	Diluted EPS	Income Statement Classification
Net Income	$1,740.4	$357.2	$—	$1,383.2	$1.12
Add back Charges & Credits:
- Gain on sale of workover rigs	(24.5)	(7.1)	—	(17.4)	(0.01)	Interest and other income

Net Income before charges & credits	$1,715.9	$350.1	$—	$1,365.8	$1.11

	Twelve Months 2007
	Pretax	Tax	Min Int	Net	Diluted EPS (*)	Income Statement Classification
Net Income	$6,624.4	$1,447.9	$—	$5,176.5	$4.20
Add back Charges & Credits:
- Gain on sale of workover rigs	(24.5)	(7.1)	—	(17.4)	(0.01)	Interest and other income

Net Income before charges & credits	$6,599.9	$1,440.8	$—	$5,159.1	$4.18

	Twelve Months 2006
	Pretax	Tax	Min Int	Net	Diluted EPS (*)	Income Statement Classification
Net Income	$4,948.2	$1,189.6	$(48.7)	$3,709.9	$3.01
Add back Charges & Credits:
- WesternGeco in-process R&D charge	21.0	—	—	21.0	0.02	Research & engineering
- Loss on sale of investments to fund the WesternGeco transaction	9.4	—	—	9.4	0.01	Interest and other income
- WesternGeco visa settlement	9.7	(0.3)	(3.2)	6.8	0.01	Cost of goods sold and services
- Other in-process R&D charges	5.6	—	—	5.6	—	Research & engineering

Net Income before charges & credits	$4,993.9	$1,189.3	$(51.9)	$3,752.7	$3.04

(*)	May not add due to rounding.

Schlumberger Announces Fourth-Quarter and Full-Year 2007 Results, page 7

Business Review

(Stated in millions)

	Fourth Quarter			Twelve Months
	2007	2006	% chg	2007	2006	% chg
Oilfield Services
Revenue	$5,445	$4,628	18%	$20,306	$16,763	21%
Pretax Operating Income	$1,535	$1,328	16%	$5,959	$4,644	28%

WesternGeco
Revenue	$798	$722	11%	$2,963	$2,476	20%
Pretax Operating Income	$272	$262	4%	$1,060	$812	31%

Pretax operating income represents the segments’ income before taxes and minority interest. The pretax operating income excludes corporate expenses, interest income, interest expense, amortization of certain intangible assets, interest on postretirement medical benefits, stock-based compensation costs and the Charges & Credits described on page 6, as these items are not allocated to the segments.

Schlumberger Announces Fourth-Quarter and Full-Year 2007 Results, page 8

Oilfield Services

Full-year 2007 revenue of $20.31 billion increased 21% versus 2006 driven by growth of 31% in the Middle East & Asia Area, 30% in Europe/CIS/Africa and 29% in Latin America. Revenue in North America remained essentially flat. Pretax operating income of $5.96 billion in 2007 was 28% higher than 2006. Pretax operating margins of 29.3% improved 164 basis points (bps) in 2007 versus 2006.

Fourth-quarter revenue of $5.44 billion was 6% higher sequentially and 18% higher year-on-year. Sequential revenue increases were highest in the Middle East & Asia Area led by the Arabian, Qatar, China/Japan/Korea and India GeoMarkets*, followed by the Latin America Area where growth was strongest in the Mexico/Central America, Latin America South and Peru/Colombia/Ecuador GeoMarkets. In the Europe/CIS/Africa Area, increases were led by the North Sea, Caspian and Continental Europe GeoMarkets. Growth was also recorded in North America, led primarily by the Canada and US Gulf Coast GeoMarkets. Among Schlumberger Technologies, Artificial Lift Systems, Completions Systems and Schlumberger Information Solutions (SIS) registered strong growth due to seasonal end-of-year product sales.

Fourth-quarter pretax operating income of $1.54 billion increased 2% sequentially and 16% year-on-year. Sequentially, growth was driven by demand for higher-margin Drilling & Measurements services in the Middle East & Asia Area and by increased product sales in Artificial Lift Systems in Europe/CIS/Africa and Middle East & Asia, and by Completions Systems product sales in the Middle East & Asia and Latin America. However, these increases were offset by pricing erosion for well stimulation related activities on land in the US; exceptional weather-related and operational delays in Mexico/Central America; and weather and seasonal effects in the US West, North Sea and East Russia GeoMarkets. These events resulted in an overall pretax operating margin of 28.2%.

North America

Revenue of $1.33 billion increased 3% sequentially but decreased 7% year-on-year. Pretax operating income of $338 million decreased 3% sequentially and 23% year-on-year.

Sequentially, revenue in the Canada GeoMarket continued to grow led by demand for Well Services and Wireline technologies. In the US Gulf Coast GeoMarket, activity partially recovered from the slowdown experienced during the hurricane season of the third quarter with higher demand for Wireline, Well Testing and Well Services technologies. In addition, higher SIS product sales were recorded across the Area. This performance was largely offset by the continuing pricing erosion in well stimulation related activities in the US land GeoMarkets, seasonal land access constraints in the west, and by lower activity in Alaska.

Pretax operating margin for the Area declined sequentially to 25.4% due to the lower pricing environment for well stimulation related services in the US land and Canada GeoMarkets, as well as lower operating leverage in Alaska and Canada. This was partially offset by a more favorable activity mix and higher operating efficiency in the US Gulf Coast GeoMarket together with the Area-wide SIS product sales.

Schlumberger worked with Trilogy Energy Trust, an operator of mature assets in the Western Canadian Sedimentary Basin, to address production declines and significantly improve recovery in a complex, naturally fractured carbonate reef reservoir. This was accomplished by integrating the near-wellbore analysis of Schlumberger Artificial Lift Systems with the reservoir engineering expertise of the Data & Consulting Services (DCS) group. Using SIS Petrel* seismic-to-simulation software, the DCS team evaluated the petrophysical, geological and reservoir information to construct a detailed geological model that was integrated with a simulation model. This collaborative workflow assisted Trilogy Energy to identify nearly 20% additional oil in place.

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In the US Gulf of Mexico, Schlumberger Wireline acquired a complex walkaway seismic profile for BP to image a salt face in the vicinity of the well. A total of 1,450 shot points along two 50,000 ft lines was acquired using a VSI* Versatile Seismic Imager tool. The complexity of the job required sophisticated navigation and source control that contributed to the overall success of the operation.

Working in Canada’s technologically challenging and fast-growing heavy-oil sector, Schlumberger Testing completed for Suncor the first-ever steam-assisted gravity drainage (SAGD) operation using the unique Vx* advanced multiphase flowmeter in an environment where flowline surface temperatures could exceed 200 degC. The technology enabled real-time production optimization of this multiphase flow where steam, bitumen and water are mixed with a high content of sour gas, demonstrating that multiphase Vx technology can be applied in various types of fluids from bitumen to gas condensate.

On land in the US, Schlumberger Wireline Flow Scanner* production logging technology continued its introduction as part of the Scanner* family of advanced wireline logging measurements during the quarter. Newfield Exploration Company used the Flow Scanner tool on electric-line coiled-tubing in four horizontal wells to save significant workover expense by eliminating the need to replace the tubing string prior to logging. The Flow Scanner tool was also deployed for another operator in Eastern Oklahoma in a horizontal well in the Woodford Shale unconventional gas play to indicate water entries that were rendering the well uneconomical. The measurements indicated that 75% of the water was coming from perforations that were producing only 20% of the natural gas. The operator was subsequently able to plug this zone thus eliminating the majority of the water production with only a minimal drop in gas production.

Interest and activity in AbrasiFRAC* technology— a member of the Contact* family of staged fracturing and completion services—continued to strengthen during the quarter as operators across the Area deployed the technology on various stimulation operations. In one instance on land in the US, an operator used AbrasiFRAC to individually treat all productive sands in a single operation in the well that resulted in a 50% production increase. Elsewhere, AbrasiFRAC was deployed for another operator in a reservoir consisting of many thin, gas-bearing sands alternating with water-bearing sands. The technology enabled the customer to place the treatment more accurately and avoid fracture growth in the water-bearing sands resulting in reduced water production and in one case increased gas production from 1.2 MMscf/d to 3 MMscf/d. Use of this technique also resulted in a significant completion cost reduction from conventional techniques normally used in this field.

North Texas operators in the Barnett Shale continue to see the benefits of StimMAP* LIVE, the first real-time microseismic hydraulic fracturing monitoring service. With its ability to visualize the fracture network as it propagates, the technology enabled one operator to successfully control the fracturing process by diverting the fracture to increase the volume of reservoir in contact with the well—a measure vital to improving production. Results of this treatment are encouraging with an estimated ultimate recovery increase of 11%.

Latin America

Revenue of $943 million increased 9% sequentially and 40% year-on-year. Pretax operating income of $208 million increased 2% sequentially and 47% year-on-year.

Sequential revenue growth was recorded in all GeoMarkets primarily driven by IPM activities in Mexico/Central America, Peru/Colombia/Ecuador and Venezuela/Trinidad & Tobago. Increased demand for Well Testing technologies and higher sales of Artificial Lift Systems, Completions Systems and SIS products in Latin America South, together with higher sales of Artificial Lift Systems and Completions Systems products in the Mexico/Central America and Peru/Colombia/Ecuador GeoMarkets, also contributed to growth.

Pretax operating margin declined sequentially to 22.1% primarily due to the activity mix in the Mexico/Central America GeoMarket, which was affected by higher IPM project startup and third-party costs as well as by

Schlumberger Announces Fourth-Quarter and Full-Year 2007 Results, page 10 flooding in the south and operational delays offshore. A lower mix of higher-margin Drilling & Measurements activity in Venezuela/Trinidad & Tobago and higher-margin Wireline technology in Peru/Colombia/Ecuador also contributed to this result.

In Colombia, the National Hydrocarbon Agency awarded SIS a two-year contract to operate the National Data Center. The center is the cornerstone for effective international promotion of the Colombian oil and gas industry and represents the digital management of more than 75 years of industry logs, seismic maps, contracts and other critical information.

Using the intelligent field development concept, Petrobras Energia Ecuador implemented a model based on the SIS Avocet* Integrated Asset Modeler platform. As a result of this project, it was possible to complete an evaluation of alternatives to increase overall field production that led to a successful Well Services hydraulic fracturing campaign on 10 wells. The result was a net field production increase of 20%.

Schlumberger Completions and Artificial Lift Systems pioneered Dual Concentric Completions (DCC) technology to produce non-commingled fluids from two different zones in wells in Ecuador Block 15. Ten wells have already been equipped with DCC systems and the technology has enabled the operator, Petroecuador subsidiary UB-15, to double the wells’ production and eliminate the cost of the extra wells and conventional completion systems that would otherwise have been needed to meet the field production goal.

In another new technology introduction for UB-15, Schlumberger Testing and Artificial Lift Systems deployed the tubing-conveyed perforating gun-drop system MAXR with the installation of the electrical submersible pump to enable virtually damage-free perforating with immediate well clean-up and no deferred production. PowerJet Omega* ultra-deep penetrating charges were used to further improve performance.

Elsewhere in Ecuador, PeriScope* well-placement technology was run on a Repsol-YPF horizontal well to navigate 1,000 ft in the 15-ft thick Upper U sand. This is the first time a horizontal well has been drilled in this formation in Ecuador. The well had an initial water cut of only 8%.

In Brazil, Schlumberger signed a three-year contract to provide exploration and development wireline logging services for Petrobras. The contract includes an extension option while allowing for deployment of the latest Schlumberger Wireline technologies.

Europe/CIS/Africa

Revenue of $1.77 billion increased 4% sequentially and 23% year-on-year. Pretax operating income of $493 million was flat sequentially but increased 28% year-on-year.

Sequentially, the North Sea GeoMarket recorded the highest revenue growth driven by increased demand for Wireline and Well Services technologies together with higher Artificial Lift Systems and SIS product sales. Higher demand for Drilling & Measurements technologies in the Caspian GeoMarket, increased Artificial Lift Systems product sales in North Russia, and high demand for Drilling & Measurements, Well Services and Well Testing technologies in Continental Europe also contributed to growth. This performance was partially offset by the seasonal slowdown in Sakhalin and subdued activity in Nigeria.

Pretax operating margin declined sequentially to 27.9% due to the seasonal slowdown in Sakhalin, and to weather-related delays which led to reduced demand for higher-margin Drilling & Measurements and Well Testing technologies in the North Sea. A less favorable activity mix in the West & South Africa and North Africa GeoMarkets also contributed to this result.

Schlumberger Announces Fourth-Quarter and Full-Year 2007 Results, page 11

In Russia, Yuganskneftegaz, a subsidiary of Rosneft, awarded Schlumberger a one-year contract for 287 fracturing treatments in the Khanty-Mansisk region of Western Siberia. Operations will use the latest Schlumberger high-efficiency fracturing fleets currently being deployed.

In Italy, STOGIT, the subsidiary of Eni responsible for natural gas storage, awarded Schlumberger a contract for drilling, logging-while-drilling and well placement services on approximately 68 wells over the next 2 1/2 years. Key technologies to be deployed include the PowerDrive X5* rotary-steerable system, the EcoScope* logging-while-drilling platform for environmentally sensitive operations, PeriScope well-placement technology, and InterACT* real-time well-site data transmission. The new GeoVISION* resistivity technology for 6-in. diameter wells will also be run to provide high-resolution images for structural definition.

Offshore West Africa, Schlumberger Wireline ran a successful dual-CHDT* Cased Hole Dynamics Tester tool string with the TLC* Tough Logging Conditions system to acquire accurate pressures in a highly deviated well for Total. The deepest test on this extended-reach well was at a measured depth of 8,100 m. Total required the data to verify depletion predictions in the reservoir model. With the industry’s only dual-CHDT technology, Schlumberger is uniquely capable of performing such complex wireline operations.

Offshore Angola, Schlumberger Wireline MDT* Modular Formation Dynamics Tester technology was deployed for Chevron in a highly deviated well to obtain uncontaminated samples for the first time from a reservoir in which numerous attempts had proven unsuccessful using standard technologies.

The Aberdeen Operation Support Center (OSC) performed its first real-time well-testing job in the North Sea. The collaborative OSC workflow allowed AGR Petroleum Services and Schlumberger personnel to save significant rig time and cost. Data quality assurance and real-time interpretation during the test were key factors to ensuring success. In addition, the Aberdeen OSC implemented remote measurement-while-drilling services on a Shell Exploration & Production Europe platform in the North Sea thus increasing efficiency and allowing expertise of senior shore-based personnel to be shared.

In the Norwegian sector of the North Sea, StatoilHydro used a combination of Schlumberger Wireline UltraSonic Imager* and Isolation Scanner* technologies on more than 25 wells that were candidates for abandonment and sidetracking to identify swollen shale sections behind casing and qualify them as annular barriers. Proper abandonment procedures require sufficient annular barriers to be in place to avoid reservoir leakage, and with the lack of sufficient traditional cement barriers these wells often need costly remedial work. This novel application eliminated the need for additional cement barriers and enabled StatoilHydro to make substantial savings.

Middle East & Asia

Revenue of $1.35 billion increased 10% sequentially and 30% year-on-year. Pretax operating income of $473 million increased 8% sequentially and 40% year-on-year.

The sequential growth in revenue resulted from high demand for Drilling & Measurements and Wireline technologies together with higher Completions Systems, Artificial Lift Systems and SIS product sales in the Arabian GeoMarket; higher demand for exploration-related Drilling & Measurements technologies and for Artificial Lift Systems products in Qatar; increased demand for Drilling & Measurements and Well Testing services in China/Japan/Korea; and higher deepwater exploration-driven demand for Wireline and Drilling & Measurements technologies together with higher SIS product sales in India.

The pretax operating margin of 35% resulted from the more favorable activity mix in the Arabian and India GeoMarkets being offset by reduced demand for higher-margin Wireline, Well Services and Well Testing technologies in the Indonesia, Thailand/Vietnam and Australia/Papua New Guinea GeoMarkets.

Schlumberger Announces Fourth-Quarter and Full-Year 2007 Results, page 12

In Saudi Arabia, Schlumberger secured a significant contract award for Reslink ResFlow*, a simple, reliable and robust passive inflow control completion technology. Test installations conducted by Saudi Aramco in sandstone and carbonate reservoirs showed excellent correlation between the production logging program and simulations developed by Saudi Aramco and Schlumberger, as well as improved wellbore cleanup. The successful testing campaign resulted in approval of the ResFlow passive inflow completion system and subsequent contract award.

Saudi Aramco also evaluated the benefits of StageFRAC* technology—part of the Contact family of staged fracturing and completion services—on two deep gas wells in the Khuff formation. Initial production results from both wells indicated significant production rate increases. Based on long-term production forecasts, it is estimated that ultimate recovery will be increased substantially over the economic life of the well. These results have led Saudi Aramco to plan further deployment of StageFRAC technology in horizontal gas wells.

Elsewhere in Saudi Arabia, Schlumberger Well Services ran the first AbrasiFRAC job on coiled-tubing using a new slotting tool developed as part of a rapid response project created in partnership with Saudi Aramco. The job was run in a deep, vertical, cased-hole natural gas exploration well and injectivity tests confirmed the success of the operation in the very tight formation. A subsequent fracture job increased production ten-fold.

In Indonesia, Schlumberger Well Services deployed new FiberFRAC* fiber-based fracturing technology with PrimeFRAC* polymer fracturing fluid in a low-permeability natural-gas reservoir for Vico. The new technology combination limited fluid loss, controlled fracture-height growth and retained high fracture conductivity to increase production levels by factors of three to five. The results were particularly successful given the high fracture gradients and severely depleted reservoir pressures in the field.

Elsewhere in Indonesia, Schlumberger Wireline enabled TATELY, a Malaysian E&P company, to evaluate a complex reservoir and design a cased-hole formation interval test in a high-temperature well. The service included fluid analysis to determine formation fluid properties and composition downhole in real time using a Wireline MDT tool, equipped with high-temperature packers and the In-Situ Fluid Analyzer. This unique tool combination and the support provided by Schlumberger DCS at the wellsite allowed the job data to be transmitted and processed for real-time pressure and sampling interpretation, enabling TATELY to make the decision to complete the well.

In Malaysia, Schlumberger DCS completed a review of the Erb West field for Petronas Carigali Sdn. Bhd. The project used SIS Petrel workflow software for 3D modeling and the ECLIPSE* reservoir simulator for dynamic modeling and history matching over 20 years of production using data from 52 completion strings, 17 of which are horizontal. Results of the study provided immediate production enhancement solutions that boosted field production by 6%. New data from the Wireline Flow Scanner imager tool were acquired in a number of the horizontal wells and the project identified four potential reservoirs for development, and 25 new locations for in-fill drilling.

Schlumberger Announces Fourth-Quarter and Full-Year 2007 Results, page 13

WesternGeco

Full-year 2007 revenue of $2.96 billion increased 20% versus 2006. Pretax operating income of $1.06 billion in 2007 was 31% higher than 2006. Pretax operating margin reached 35.8%—an increase of 299 bps in 2007 versus 2006—demonstrating continued high vessel utilization, pricing increases in Marine and accelerating demand for exploration-driven seismic services. Q-Technology* revenue reached $1.14 billion, representing 38% of 2007 full-year revenue.

Fourth-quarter revenue of $798 million increased 1% over the prior quarter and increased 11% compared to the same period last year. Pretax operating income of $272 million decreased 11% sequentially but increased 4% year-on-year.

Sequentially, Multiclient revenue increased 83% due to higher sales in North America, Africa and Asia. However, this increase was largely offset by a decrease in Marine revenue due to vessel transits between projects, several vessel dry docks, and lower vessel utilization. Overall vessel utilization in 2007 was 93%.

Pretax operating margin declined sequentially to 34.1% as the high-margin Multiclient activity was more than offset by the lower Marine vessel utilization.

Eni awarded WesternGeco two Q-Marine* acquisition and processing contracts over their recently acquired acreage in Angola and Mozambique. The Angola survey will cover a base area of at least 2,200 sq km—with options to extend by a further 800 sq km—and the Mozambique survey will cover an area of 1,040 sq km.

Following the successful 3D seismic survey acquired offshore Alaska in the Chukchi Sea, WesternGeco used the marine vessel M/V Gilavar to complete the first open-water towed-streamer 3D survey in the US sector of the Beaufort Sea for Shell Offshore Inc.

In Egypt, Apache awarded WesternGeco an integrated Q-Land* single-sensor technology acquisition and processing contract for 460 sq km in the Salloum, and 800 sq km in the West Ghazalat concessions.

WesternGeco completed a Controlled-Source ElectroMagnetics (CSEM) survey for Eni offshore Norway using the CSEM vessel Toisa Valiant.

WesternGeco and TGS-NOPEC Geophysical Company ASA (TGS) signed a cooperative agreement to acquire and process a minimum of 650 Outer Continental Shelf blocks covering approximately 15,000 sq km of multiclient wide-azimuth (WAZ) 3D data in the Mississippi Canyon and Atwater Valley areas of the Gulf of Mexico. Under this agreement, WesternGeco and TGS will share project costs and revenues equally. Q-Technology will be used for data acquisition and processing with the surveys significantly complementing the WesternGeco library of multiclient WAZ data. While both parties will market this product, TGS will be responsible for sales. WesternGeco has acquired more than 950 Outer Continental Shelf blocks of WAZ data since July 2006 and has an additional 1,300 blocks planned for 2008.

Schlumberger Announces Fourth-Quarter and Full-Year 2007 Results, page 14

About Schlumberger

Schlumberger is the world’s leading oilfield services company supplying technology, information solutions and integrated project management that optimize reservoir performance for customers working in the oil and gas industry. The company employs more than 80,000 people of over 140 nationalities working in approximately 80 countries. Schlumberger supplies a wide range of products and services from seismic acquisition and processing; formation evaluation; well testing and directional drilling to well cementing and stimulation; artificial lift and well completions; and consulting, software, and information management. In 2007, Schlumberger revenue was $23.28 billion. For more information, visit www.SLB.com.

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*Mark of Schlumberger

Notes

Schlumberger will hold a conference call to discuss the above announcement on Friday, January 18, 2008, at 9:00am Eastern, 8:00am Central (2:00pm London time/3:00pm Paris time). To access the call, which is open to the public, please contact the conference call operator at +1-888-428-4480 within North America or +1-651-291-5254 outside of North America approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” A replay of the conference call will be available through February 15, 2008, by dialing +1-800-475-6701 within North America or +1-320-365-3844 outside of North America, and providing the access code 899456.

The conference call will be webcast simultaneously at www.SLB.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial schedules are available at www.SLB.com/ir.

For more information, contact

Malcolm Theobald – Vice President of Investor Relations, or

Debashis Gupta – Manager of Investor Relations

+1-713-375-3535

investor-relations@slb.com